May 20, 2002



Board of Directors
The Steak n Shake Company
500 Century Building
36 South Pennsylvania Street
Indianapolis, IN 46204

Ladies and Gentlemen:

     We have acted as counsel to The Steak n Shake Company, an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 65,227 shares of the Company's Common Stock, $0.50 stated value (the "Shares") and an equal number of preferred stock purchase rights (the "Rights") issued to Alva T. Bonda, Neal Gilliatt, Charles E. Lanham, J. Fred Risk, John W. Ryan and James Williamson, Jr., which Shares may be offered and sold by these shareholders in resale transactions.

     In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

     1. The Articles of Incorporation of the Company, together with all amendments thereto;

     2.   The Restated Bylaws of the Company, as amended to date;

     3. Resolutions relating to the filing of the Registration Statement adopted by the Company's Board of Directors (the "Resolutions"); and

     4.   The Registration Statement.

     For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (ii) that the Shares and the Rights will be sold pursuant to the terms of the Registration Statement; (iii) that the Resolutions will not be amended, altered or superseded prior to the issuance of the Shares and the Rights and (iv) that no changes will occur in the applicable law or the pertinent facts prior to the sale of the Shares and the Rights.

     Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares and the Rights are validly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Legal Matters" in the prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations relating thereto.

                                   Very truly yours,

                                   /s/ Ice Miller